UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/29/2008

Nektar Therapeutics
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24006

Delaware	94-3134940
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

201 Industrial Road, San Carlos, CA 94070
(Address of principal executive offices, including zip code)

(650) 631-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On July 29, 2008, Nektar Therapeutics (the "Company") entered into a letter agreement (the "Letter Agreement") with Randall W. Moreadith, M.D., Ph.D. Under the terms of the Letter Agreement, Dr. Moreadith was appointed as the Company's Senior Vice President, Drug Development and Chief Development Officer. On August 6, 2008, the Company issued a press release announcing the appointment of Dr. Moreadith, a copy of which is included as Exhibit 99.1 to this filing.

From January 2006 until August 2008, Dr. Moreadith, age 54, served as Executive Vice President and Chief Medical Officer of Cardium Therapeutics, a company developing therapeutic products and devices for cardiovascular, ischemic and related indications. While at Cardium, he also served as Chief Medical Officer of InnerCool Therapies, a company focused on technology to warm and cool patients, and the Tissue Repair Company, a company focused on the development of growth factor therapeutics that promote tissue repair and regeneration, both of which are wholly-owned subsidiaries of Cardium and were acquired by Cardium in 2006. From August 2004 to December 2005, Dr. Moreadith served as Chief Medical Officer of Renovis, Inc., a company that developed drugs to treat neurological diseases and disorders. He was a co-founder of ThromboGenics Ltd., a company developing biotherapeutics for the treatment of vascular diseases, including acute ischemic stroke, and served as ThromboGenics' President and Chief Operating Officer from December 1998 to December 2003. From April 1996 to February 1997, Dr. Moreadith served as Principal Medical Officer of Quintiles, Inc. and was also a co-founder of the Cardiovascular Therapeutics Group. He received his M.D. from Duke University and his Ph.D. from Johns Hopkins University, and was a Howard Hughes Medical Institute Postdoctoral Fellow in Genetics at Harvard Medical School. His faculty appointments include the University of Texas Southwestern Medical Center, where he was an Established Investigator of the American Heart Association.

Under the terms of the Letter Agreement, Dr. Moreadith will receive an annual base salary of $425,000 and, pursuant to the Company's 2008 Discretionary Performance-Based Incentive Compensation Policy, an annual performance bonus target of 60% of his annual base salary (the "Performance Bonus Target"), which target annual bonus will not be pro-rated for 2008. In addition, the Company will pay Dr. Moreadith a sign-on bonus of $35,000 and he will receive certain relocation benefits. Dr. Moreadith will be granted a stock option to purchase 500,000 shares of the Company's common stock. The stock option price will be the closing price of the Company's common stock on the later to occur of (i) his start date or (ii) the date of approval by the Company's Organization and Compensation Committee. Dr. Moreadith is also eligible to participate in the Company's standard employee benefits programs.

In the event Dr. Moreadith's employment is terminated for reasons not related to a Change of Control either (a) by the Company without Cause or (b) by him for a Good Reason Resignation (as such capitalized terms are defined in the Letter Agreement), the Company will enter into a severance arrangement with him, which will include the following: (i) waiver and release, (ii) a cash severance payment equal to his total annual cash compensation target (including his base salary and then then effective Performance Bonus Target), (iii) an exercise period for the vested and unexercised portion of all stock options held by him lasting 12 months following the termination date and (iv) payment by the Company of all applicable COBRA payments for him and his family until the earlier of the first anniversary of the termination date or the date on which he becomes eligible for comparable benefits with another employer.

(e) Reference is made to Item 5.02(c) above and Exhibit 10.1 to this filing with respect to the description of the terms and conditions of the Letter Agreement, which summary description and exhibit is incorporated by reference into this Item 5.02(e) in their entirety.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nektar Therapeutics

Date: August 06, 2008	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1
Press release entitled, "Nektar Therapeutics Names Randall Moreadith, M.D., Ph.D. Senior Vice President, Drug Development and Chief Development Officer," issued by Nektar Therapeutics on August 6, 2008.

EX-10.1	Offer Letter Agreement between Nektar Therapeutics and Dr. Moreadith dated July 29, 2008.